Exhibit 9(b)






                     TRANSFER AGENCY AND SERVICE AGREEMENT

                                    Between

                          LANDMARK CAPITAL GROWTH FUND

                                      And

                      STATE STREET BANK AND TRUST COMPANY







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                               TABLE OF CONTENTS


                                                                           Page

ARTICLE 1  Terms of Appointment; Duties of the Bank.........................1
ARTICLE 2 Fees and Expenses.................................................7
ARTICLE 3 Representations and Warranties of the Bank........................8
ARTICLE 4 Representations and Warranties of the Fund........................8
ARTICLE 5 Indemnification...................................................9
ARTICLE 6  Covenants of the Fund and the Bank...............................12
ARTICLE 7 Termination of Agreement..........................................13
ARTICLE 8 Assignment........................................................14
ARTICLE 9 Amendment.........................................................15
ARTICLE 10 Massachusetts Law to Apply.......................................15
ARTICLE 11 Merger of Agreement..............................................15


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                     TRANSFER AGENCY AND SERVICE AGREEMENT

      AGREEMENT made as of the 21st day of August, 1986, by and between LANDMARK CAPITAL GROWTH FUND, a Massachusetts business trust, having its principal office and place of business at 200 Berkeley Street, Boston, Massachusetts 02117 (the "Fund"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts corporation having its principal office and place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the "Bank").

                                  WITNESSETH:

      WHEREAS, the Fund desires to appoint the Bank as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and the Bank desires to accept such appointment;

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

      Article 1  Terms of Appointment; Duties of the Bank

                 1.01 Subject to the terms and conditions set forth in this Agreement, the Fund hereby, employs and appoints the Bank to act as, and the Bank agrees to act as transfer agent for the Fund's authorized and issued shares of its beneficial interest ("Shares"), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of the Fund ("Shareholders") and set out in the currently effective prospectus of the Fund, including without limitation any periodic investment plan or periodic withdrawal program.

                 1.02 The Bank agrees that it will perform the following services:

                 (a) In accordance with procedures established from time to time by agreement between the Fund and the Bank, the Bank shall:


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                 (i)  Receive for acceptance, orders for the purchase of
                      Shares, and promptly deliver payment and appropriate documentation therefor to the Custodian of the Fund authorized pursuant to the Declaration of Trust of the Fund (the "Custodian");

                 (ii) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

                 (iii) Receive for acceptance, redemption requests and
                      redemption directions and deliver the appropriate documentation therefor to the Custodian;

                 (iv) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

                 (v) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

                 (vi) Prepare and transmit payments for dividends and
                      distributions declared by the Fund; and

                (vii) Maintain records of account for and advise the Fund and its Shareholders as to the foregoing; and

               (viii) Record the issuance of shares of the Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. Bank shall also provide the Fund on a

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                      regular basis with the total number of shares which are
                      authorized and issued and outstanding and shall have no obligation, when recording the issuance of shares, to monitor the issuance of such shares or to take cognizance of any laws relating to the issue or sale of such shares, which functions shall be the sole responsibility of the Fund.

           (b) In addition to and not in lieu of the services set forth in the above paragraph (a), the Bank shall: (i) perform all of the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program); including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding taxes on non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmations forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information and (ii) provide a system which will enable the Fund to monitor the total number of Shares sold in each State. The Fund shall (i) identify to the Bank in writing those transactions and assets to be treated as exempt from the blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of the Bank for

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the Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and the reporting of such transactions to the Fund as provided above.

           (c) Additionally, the Bank shall:

           (i) Utilize a system to identify all share transactions which involve purchase and redemption orders that are processed at a time other than the time of the computation of net asset value per share next computed after receipt of such orders, and shall compute the net effect upon the Fund of such transactions so identified on a daily and cumulative basis.

           (ii) If upon any day the cumulative net effect of such transactions upon the Fund is negative and exceed a dollar amount equivalent to 1/2 of 1 cent per share, the Bank shall promptly make a payment to the Fund in cash or through the use of a credit, in the manner described in paragraph (iv) below, in such amount as may be necessary to reduce the negative cumulative net effect to less than 1/2 of 1 cent per share.

           (iii) If on the last business day of any month the cumulative net effect upon the Fund (adjusted by the amount of all prior payments and credits by the Bank and the Fund) is negative, the Fund shall be entitled to a reduction in the fee next payable under the Agreement by an equivalent amount, except as provided in paragraph (iv) below. If on the last business day in any month the cumulative net effect upon the Fund (adjusted by the amount of all prior payments and credits by the Bank and the Fund) is positive, the Bank shall be entitled to recover certain past payments and reductions in fees, and to credit against all future payments and fee reductions that may be required under the Agreement as herein described in paragraph (iv) below.

           (iv) At the end of each month, any positive cumulative net effect upon the Fund shall be deemed to be a credit to the Bank which shall first be applied to permit the Bank to recover any prior cash payments and fee reductions made by it to the Fund under paragraphs (ii) and (iii) above during the calendar year, by increasing the amount of the monthly fee under the

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Agreement next payable in an amount equal to prior payments and fee reductions made by the Bank during such calendar year, but not exceeding the sum of that month's credit and credits arising in prior months during such calendar year to the extent such prior credits have not previously been utilized as contemplated by this paragraph. Any portion of a credit to the Bank not so used by it shall remain as a credit to be used as payment against the amount of any future negative cumulative net effects that would otherwise require a cash payment or fee reduction to be made to the Fund pursuant to paragraphs (ii) or (iii) above (regardless of whether or not the credit or any portion thereof arose in the same calendar year as that in which the negative cumulative net effects or any portion thereof arose).

           (v) The Bank shall supply to the Fund from time to time, as mutually agreed upon, reports summarizing the transactions identified pursuant to paragraph (i) above, and the daily and cumulative net effects of such transactions, and shall advise the Fund at the end of each month of the net cumulative effect at such time. The Bank shall promptly advise the Fund if at any time the cumulative net effect exceeds a dollar amount equivalent to 1/2 of 1 cent per share.

           (vi) In the event that this Agreement is terminated for whatever cause, or this provision 1.02 (c) is terminated pursuant to paragraph (vii) below, the Fund shall promptly pay to the Bank an amount in cash equal to the amount by which the cumulative net effect upon the Fund is positive or, if the cumulative net effect upon the Fund is negative, the Bank shall promptly pay to the Fund an amount in cash equal to the amount of such cumulative net effect.

           (vii) This provision 1.02 (c) of the Agreement may be terminated by the Bank at any time without cause, effective as of the close of business on the date written notice (which may be by telex) is received by the Fund.


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           Procedures applicable to certain of these services may be
established from time to time by agreement between the Fund and the Bank.

Article    2 Fees and Expenses

           2.01 For performance by the Bank pursuant to this Agreement, the Fund agrees to pay the Bank an annual maintenance fee for each Shareholder account as set out in the initial fee schedule attached hereto. Such fees and out-of-pocket expenses and advances identified under Section 2.02 below may be changed from time to time subject to mutual written agreement between the Fund and the Bank.

           2.02 In addition to the fee paid under Section 2.01 above, the Fund agrees to reimburse the Bank for out-of-pocket expenses or advances incurred by the Bank for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by the Bank at the request or with the consent of the Fund, will be reimbursed by the Fund.

           2.03 The Fund agrees to pay all fees and reimbursable expenses within five days following the mailing of the respective billing notice. Postage for mailing of dividends, proxies, Fund reports and other mailings to all shareholder accounts shall be advanced to the Bank by the Fund at least seven (7) days prior to the mailing date of such materials.

Article 3  Representations and Warranties of the Bank

           The Bank represents and warrants to the Fund that:

           3.01 It is a corporation duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts.


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           3.02 It is duly qualified to carry on its business in the
Commonwealth of Massachusetts.

           3.03 It is empowered under applicable laws and by its charter and by-laws to enter into and perform this Agreement.

           3.04 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

           3.05 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

Article 4  Representations and Warranties of the Fund

           The Fund represents and warrants to the Bank that:

           4.01 It is a business trust duly organized and existing and in good standing under the laws of Massachusetts.

           4.02 It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

           4.03 All corporate proceedings required by said Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

           4.04 It is an open-end and diversified investment company registered under the Investment Company Act of 1940.

           4.05 A registration statement under the Securities Act of 1933 is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale.


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Article 5  Indemnification

           5.01 The Bank shall not be responsible for, and the Fund shall indemnify and hold the Bank harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

           (a) All actions of the Bank or its agent or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

           (b) The Funds' refusal or failure to comply with the terms of this Agreement, or which arise out of the Fund's lack of good faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Fund hereunder.

           (c) The reliance on or use by the Bank or its agents or subcontractors of information, records and documents which (i) are received by the Bank or its agents or subcontractors and furnished to it by or on behalf of the Fund, and (ii) have been prepared and/or maintained by the Fund or any other person or firm on behalf of the Fund.

           (d) The reliance on, or the carrying out by the Bank or its agents or subcontractors of any instructions or requests of the Fund.

           (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.


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           5.02 The Bank shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributed to any action or failure or omission to act by the Bank as a result of the Bank's lack of good faith, negligence or willful misconduct.

           5.03 At any time the Bank may apply to any officer of the Fund for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement, and the Bank and its agents or subcontractors shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Bank, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Bank or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. The Bank, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the

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officer of the Fund, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

           5.04 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

           5.05 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.

           5.06 In order that the indemnification provisions contained in this
Article 5 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

Article 6  Covenants of the Fund and the Bank

           6.01 The Fund shall promptly furnish to the Bank the following:


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           (a) A certified copy of the resolution of the Trustees of the Fund authorizing the appointment of the Bank and the execution and delivery of this Agreement.

           (b) A copy of the Declaration of Trust and By-Laws of the Fund and all amendments thereto.

           6.02 The Bank hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

           6.03 The Bank shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Bank agrees that all such records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered to the Fund on and in accordance with its request.

           6.04 The Bank and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.


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           6.05 In case of any requests or demands for the inspection of the
Shareholder records of the Fund, the Bank will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such instruction. The Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

Article 7  Termination of Agreement

           7.01 This Agreement may be terminated by either party upon one hundred twenty (120) days written notice to the other.

           7.02 Should the Fund exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Fund. Additionally, the Bank reserves the right to charge for any other reasonable expenses associated with such termination and/or a charge equivalent to the average of three (3) months' fees.

Article 8  Assignment

           8.01 Except as provided in Section 8.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

           8.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

           8.03 The Bank, may without further consent on the part of the Fund, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc., a Massachusetts corporation ("BFDS") which is duly registered as a

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transfer agent pursuant to Section 17A (c)(1) of the Securities Exchange Act of
1934 ("Section 17A (c)(1), or (ii) a BFDS subsidiary duly registered as a transfer agent pursuant to Section 17A (c)(1); provided, however, that the Bank shall be as fully responsible to the Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions.

Article 9  Amendment

           9.01 This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Trustees of the Fund.

Article 10  Massachusetts Law to Apply

           10.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

Article 11  Merger of Agreement

           11.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.

                               LANDMARK CAPITAL GROWTH FUND


                               BY:   illegible signature


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ATTEST:


Philip Coolidge


                               STATE STREET BANK AND
                               TRUST COMPANY



                               BY:  illegible signature
                                  -----------------------------
                                    Vice President


ATTEST:


illegible signature
------------------------
    Assistant Secretary